Exhibit 23.1

3.10.2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Indigo International, Corp. on Form S-1/A-3 of our audit report, dated December 20, 2010 relating to the accompanying balance sheet as of November 30, 2010 and the related statements of operations, stockholders’ equity, and cash flows from inception (June 2, 2010) through November 30, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

March 10, 2011